CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of Centennial Bancorp and subsidiaries on Form S-8 (File Nos. 33-44701, 33-86650 and 333-32081) of our report dated January 22, 1998 on our audits of the consolidated balance sheets of Centennial Bancorp and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997, which report is incorporated by reference in this Annual Report on Form 10-K.


                                        /s/ PricewaterhouseCoopers LLP


Eugene, Oregon
March 30, 1999